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Exhibit 10.4

JAMDAT MOBILE INC.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

October 24, 2003

4.8	Board of Directors	12
4.9	Increase in Employee Stock Plan.	12
4.10	Director Indemnification Agreement.	12
4.11	Management Rights Letter.	12
4.12	Proceedings and Documents	12
5. Conditions to the Company's Obligations at Closing		12
5.1	Representations and Warranties	12
5.2	Payment of Purchase Price	13
5.3	Investors' Rights Agreement; Voting Agreement	13
5.4	Authorizations	13
5.5	Qualifications	13
6. Miscellaneous		13
6.1	Notice of Breaches; Updating of Schedules.	13
6.2	Successors and Assigns	13
6.3	No Third Party Beneficiaries	13
6.4	Governing Law	13
6.5	Counterparts; Facsimile Signatures	14
6.6	Titles and Subtitles	14
6.7	Notices	14
6.8	Finder's Fee	14
6.9	Expenses; Attorneys' Fees	15
6.10	Amendments	15
6.11	Severability	15
6.12	Entire Agreement	15

List of Schedules

Schedule 1	Investors
Schedule 2	Disclosure Schedule

List of Exhibits

EXHIBIT A	Form of Restated Certificate of Incorporation
EXHIBIT B	Form of Investors' Rights Agreement
EXHIBIT C	Form of Voting Agreement
EXHIBIT D	Form of Opinion of Company Counsel
EXHIBIT E	Form of Management Rights Letter

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

        This SERIES D PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of October 24, 2003 by and among JAMDAT Mobile Inc., a Delaware corporation (the "Company"), and the Investors listed on Schedule 1 hereto (collectively, the "Investors" and each individually, an "Investor").

        THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

        1.    Purchase and Sale of Series D Preferred Stock

          1.1    Authorization of Series D Preferred Stock.    The Company shall authorize the issuance and sale to the Investors of an aggregate of up to 7,534,247 shares of the Company's 8% Series D Convertible Preferred Stock, par value $.0001 per share (the "Series D Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the Fourth Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Restated Certificate"). Prior to the Closing (as such term is defined in Section 1.3 below), the Company will file with the Secretary of State of the State of Delaware the Restated Certificate.

          1.2    Sale and Issuance of Series D Preferred Stock.    Subject to the terms and conditions of this Agreement, each Investor listed on Schedule 1 hereto severally and not jointly subscribes for and agrees to purchase, and the Company agrees to sell and issue to each Investor as provided herein, that number of shares of Series D Preferred Stock as is set forth opposite such Investor's name on Schedule 1 hereto, for a purchase price of $1.46 per share (the "Purchase Price") with the aggregate purchase price for each Investor being as is set forth opposite such Investor's name on Schedule 1 hereto.

          1.3    The Closing.    The closing of the purchase and sale of the Series D Preferred Stock contemplated by Section 1.2 (the "Closing") shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, California 90071, by an exchange of executed counterpart copies of this Agreement and the other closing documents via facsimile and overnight courier between counsel for the Company and the Investors, on October 24, 2003 or upon such other date as the Investors purchasing at least a majority of the Series D Preferred Stock sold hereunder and the Company may agree. At the Closing, subject to the provisions of Sections 4 and 5, the Company shall deliver to each Investor certificates representing the shares of Series D Preferred Stock that such Investor is purchasing at such Closing, against delivery by such Investor of payment of the purchase price therefore by check or wire transfer. The net cash proceeds from the sale of the Series D Preferred Stock to be sold at the Closing shall be used for working capital and general corporate purposes.

        2.    Representations And Warranties Of The Company.    The Company hereby represents and warrants to each Investor that the following statements are true and correct as of the date hereof, except as set forth on the Disclosure Schedule attached hereto as Schedule 2 (the "Disclosure Schedule") specifically identifying the relevant Section thereof, provided that information disclosed in one Section shall be deemed disclosed in response to such other Sections as it may apply if application to such Section is reasonably apparent:

          2.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing, in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the State of California. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Company.

          2.2    Capitalization.    The authorized capital stock of the Company consists of 70,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of which 12,249,053 shares are issued and outstanding and 33,941,655 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"), of which 5,666,667 shares are designated as Founders Convertible Preferred Stock (the "Founders' Stock"), all of which are issued and outstanding, 13,333,333 shares are designated as 8% Series B Convertible Preferred Stock (the "Series B Preferred Stock"), all of which are issued and outstanding, and 7,407,408 shares are designated as 8% Series C Convertible Preferred Stock (the "Series C Preferred Stock"), all of which are issued and outstanding. Pursuant to the Restated Certificate, a series of Preferred Stock has been created consisting of 7,534,247 shares which are designated as "8% Series D Convertible Preferred Stock," of which none are issued and outstanding prior to the consummation of the transactions contemplated by this Agreement. The rights, powers, preferences, qualifications, limitations and restrictions of the Series D Preferred Stock are as stated in the Restated Certificate. Upon filing of the Restated Certificate, each share of Preferred Stock shall be convertible into exactly one (1) share of Common Stock as of the Closing. Except for (i) the conversion privileges of the Founders' Stock, (ii) the conversion privileges of Series B Preferred Stock, (iii) the conversion privileges of the Series C Preferred Stock, (iv) the conversion privileges of the Series D Preferred Stock to be issued under this Agreement, (v) the rights provided for in the Second Amended and Restated Investors' Rights Agreement, to be entered into concurrently with the Closing as provided in Section 4.1(e) hereof (the "Investors' Rights Agreement") and a copy of which is attached hereto as Exhibit B, (vi) outstanding options that have been granted under the JAMDAT Mobile Inc. Amended and Restated 2000 Stock Incentive Plan, as such plan may be amended from time to time (the "Plan") and (vii) as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or other agreement for the purchase or acquisition from the Company of any shares of its capital stock or securities exercisable for or convertible into its capital stock. Other than as set forth in the Investors' Rights Agreement and the Disclosure Schedule, the Company is not a party to or bound by any agreement or understanding between any persons and/or entities with respect to any shares of its capital stock. The Plan has been duly adopted by the Board of Directors and approved by the stockholders of the Company. An aggregate of 11,877,550 shares of Common Stock have been reserved for issuance under the Plan of which 8,903,719 shares of Common Stock have been issued pursuant to restricted stock grants and are currently outstanding, and options to purchase 1,459,250 shares of Common Stock have been granted and are currently outstanding, and 1,514,581 shares of Common Stock are available for future issuance. All outstanding shares of Common Stock and Preferred Stock are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, (the "Act") and with all applicable state and foreign securities laws or pursuant to valid exemptions therefrom. Except as set forth in the Disclosure Schedule all shares of Common Stock issued pursuant to the Plan are subject to a market stand-off agreement as set forth in the Plan and the form of restricted stock agreement delivered to the Investors. Except as set forth in the Disclosure Schedule, all shares of Common Stock issued pursuant to restricted stock agreements under the Plan, and all options to purchase shares of Common Stock issued under the Plan, are subject to 4-year vesting, beginning with 25% of such shares vesting upon a grantee's completion of 1 year of service to the Company and the remainder of such shares vesting ratably each month thereafter for a period of three years provided such grantee continues to provide services to the Company.

          2.3    Subsidiaries.    Other than the wholly-owned subsidiaries set forth in Section 2.3 of the Disclosure Schedule (each, a "Subsidiary"), the Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity, and the Company is not a participant in any joint venture, partnership or similar arrangement. Each Subsidiary is a corporation duly organized, validly existing, in good standing under the laws of the jurisdiction set forth on the Disclosure Schedule and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each

  Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on such Subsidiary or the Company. The Company has delivered to the Investors complete and accurate copies of the charter, Bylaws or other organizational documents of each Subsidiary. No Subsidiary is in breach or default under or in violation of any provision of its charter, Bylaws or other organizational documents.

          2.4    Authorization.    The Restated Certificate has been approved by the Board of Directors of the Company and the stockholders of the Company. The Company has all requisite corporate power to enter into and perform its obligations under this Agreement, the Investors' Rights Agreement, the Second Amended and Restated Voting Agreement, to be entered into concurrently herewith in the form attached hereto as Exhibit C (the "Voting Agreement"), and all other agreements contemplated hereby and thereby and to issue the shares of Series D Preferred Stock in accordance with the terms hereof. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Investors' Rights Agreement, the Voting Agreement and all other agreements and obligations contemplated hereby and thereby, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series D Preferred Stock to be issued hereunder, and of the Common Stock issuable upon conversion of the Series D Preferred Stock (collectively, the "Conversion Stock"), has been taken. This Agreement constitutes, and at the Closing, the Restated Certificate, the Voting Agreement and Investors' Rights Agreement will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and by the possible unavailability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

          2.5    Valid Issuance of Preferred and Common Stock.    The Series D Preferred Stock being issued hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement and applicable state and federal securities laws. The Conversion Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions under this Agreement, the Investors' Rights Agreement, the Company's Bylaws and applicable state and federal securities laws.

          2.6    Governmental Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid execution of this Agreement, the Voting Agreement and the Investors' Rights Agreement and the consummation of the transactions contemplated by this Agreement, the Voting Agreement and the Investors' Rights Agreement except for filings pursuant to applicable state and federal securities laws which will be made following the Closing but in no event later than 15 days after the Closing.

          2.7    Offering.    Subject in part to the truth and accuracy of each Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series D Preferred Stock and Conversion Stock as contemplated by this Agreement are exempt from the registration requirements of the Act and will not result in the violation of the qualification or registration requirements of any applicable state securities laws subject to filings pursuant to applicable federal and California securities laws that may be made following the Closing. Neither the Company nor any authorized agent acting on its behalf will take any action that would cause the loss of such exemptions.

          2.8    Litigation.    There is no action, suit, proceeding or investigation pending or currently threatened against the Company, or any of its officers, directors or stockholders, (or to the Company's knowledge, any basis therefor) that questions the validity of this Agreement, the Voting Agreement, the Investors' Rights Agreement or the Restated Certificate, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in (i) any material adverse change in the assets, properties, condition, affairs, business or prospects of the Company or the assets of any stockholder, financially or otherwise, (ii) any liability on the part of the Company or its stockholders or (iii) any material adverse change in the current equity ownership of the Company. The foregoing includes, without limitation, (i) actions, suits, proceedings or investigations (pending or threatened) involving the prior employment of any of the Company's employees, (ii) the use, in connection with the Company's business, of any information or techniques allegedly proprietary to any of the former employers of the Company's employees, or (iii) obligations of the Company's employees under any agreements with former employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          2.9    Compliance with Other Instruments.    The Company is not in violation or default of its Restated Certificate or Bylaws, or of any instrument, judgment, order, writ, decree, mortgage, agreement, statute or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery, compliance with and the performance of the Company's obligations under this Agreement, the Voting Agreement, the Investors' Rights Agreement and the other agreements, documents and transactions contemplated hereby and thereby, will not and do not (A) materially violate or conflict with, with or without the passage of time and giving of notice, (i) any provision of the Company's Restated Certificate or Bylaws, (ii) any material instrument, judgment, order, writ, decree, mortgage, contract or agreement to which the Company is a party or by which it is bound, or (iii) any provision of any federal or state statute, rule or regulation applicable to the Company, the violation of which could reasonably be anticipated to have a material adverse affect on the Company or (B) result in the creation of any material lien, charge or encumbrance upon any assets or properties of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, any of its assets or properties, or any of its officers, directors or stockholders.

          2.10    Intellectual Property

          (a)   The Company has sufficient title or other sufficient right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for or currently used in its business as now conducted or proposed to be conducted. The Company's products do not infringe on any third party trademark, service mark, trade name, copyright or any trade secret right or any issued and existing patents or other proprietary right. Except as set forth in the Disclosure Schedule, there are no material outstanding options, licenses or agreements relating to the foregoing nor is the Company bound by or a party to any material options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. For purposes of this Section 2.10(a) only, any such option, license or agreement shall be deemed to be material only if it may involve (i) obligations (contingent or otherwise) of, or payments to the Company, in excess of $50,000 or (ii) the incurring of any indebtedness for money borrowed or any other liabilities individually in excess or $50,000 or in excess of $100,000 in the aggregate. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

          (b)   Each employee and officer of, and consultant to, the Company has executed an Inventions Assignment and Confidentiality Agreement or Consulting Agreement (containing an inventions assignment and confidentiality agreement), as applicable, with the Company in the form made available to the Investors. The Company is not aware that any of its employees, officers or consultants is in violation thereof. Each employee-inventor has assigned his or her rights to the Company on all inventions, pending patent applications and patents issued and other intellectual property rights created or developed by such employee-inventor that are related to the business of the Company. To the extent that the Company has ever used consultants or independent contractors, each consultant or independent contractor has assigned to the Company his or her rights in and to all material intellectual property rights relating to the Company's products or business. To the Company's knowledge, none of the Company's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions to the Company. To its knowledge, the Company is not using any inventions of any of its service providers or employees made prior to their employment by or relationship with the Company. Neither the execution nor delivery of this Agreement, the Investors' Rights Agreements and all other agreements contemplated hereby or thereby, nor the carrying on of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

          2.11    Registration Rights, Rights to Acquire Company Securities and Voting Obligations.    Except as set forth in the Investors' Rights Agreement and the Disclosure Schedule, as of the Closing, the Company is not under any contractual obligation to register, either now or in the future, any of its presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth in this Agreement and the Disclosure Schedule, there are no agreements, written or oral, between the Company and any of its stockholders or among any stockholders, relating to the acquisition or disposition of the capital stock of the Company. Except as set forth in the Voting Agreement, to the Company's knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

          2.12    Title to Property and Assets.    The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          2.13    Employees.    The employment of each officer and employee of the Company is terminable at will. The Company does not have any collective bargaining agreements covering any of its employees. The Company is not aware of any key employee of the Company who has any plans to terminate his or her employment with the Company nor does the Company have a present intention to terminate the employment of any employee. The Company has complied with all applicable state, federal and foreign equal employment opportunity and other laws relating to employment. The Company has paid when due all wages, salaries, commissions, bonuses, benefits and other compensation due to all employees and service providers and there is no existing or, to the Company's knowledge, threatened claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits.

          2.14    Employee Benefit Plans.    Except for the JAMDAT Mobile Inc. 401(k) Plan and the Company's health plan, the Company does not have or maintain any Employee Benefit Plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except for the Plan, the Company does not have any deferred compensation, bonus, stock option, severance or other similar employee benefit plan. The Company does not maintain any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has the Company maintained or contributed to any "Multiemployer Plan" described in Section 413 of ERISA. Each employee benefit plan has been maintained and operated in all material respects in accordance with its terms and with applicable provisions of ERISA, the Code and all applicable rulings, regulations and authority issued thereunder and all payments due to such plans have been made when due. No Employee Welfare Benefit Plan, as defined in Section 3(1) of ERISA, provides benefits with respect to current or former employees of the Company beyond their retirement or other termination of service other than coverage mandated by applicable law.

          2.15    Tax Returns and Payments.    The Company has timely filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The provision for taxes of the Company as shown in the Financial Statements (as defined below) is adequate for taxes due or accrued as of the date thereof. The Company has not made any elections pursuant to the Internal Revenue Code of 1986, as amended (the "Code") which would have a material adverse effect on the Company, its financial condition, its business as presently conducted or any of its properties or material assets, including, without limitation, an election to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

          2.16    Permits.    The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, and the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company. All of such franchises, permits, licenses or other similar authority are in full force and effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          2.17    Environment and Safety Laws.    To the best of the Company's knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, the violation of which would materially adversely affect the Company, and to the best of the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          2.18    Corporate Documents.    The Bylaws and the Restated Certificate of the Company are in the form provided to counsel for the Investors. The minute books of the Company provided to special counsel to the Investors contain a complete summary of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflect all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.

          2.19    Foreign Corrupt Practices Act.    None of the activities or types of conduct below have been or may have been engaged in by the Company, either directly or indirectly:

            (a)   Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

            (b)   Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

            (c)   Any illegal contributions made to any political party, political candidate or holder of governmental office; or

            (d)   Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

            (e)   Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

            (f)    Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or

            (g)   Any payments or reimbursements made to personnel of the Company for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to in subparagraphs (a)-(f) above. The Company has not violated the United States Foreign Corrupt Practices Act or any other similar laws, statute, rule or regulation of any country.

          2.20    Insurance.    The Company maintains insurance policies, with extended coverage, in commercially reasonable amounts (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

          2.21    Related Party Transactions.    Except as set forth on the Disclosure Schedule, no employee, officer, director or stockholder of the Company (each, a "Related Party") or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth on the Disclosure Schedule, to the best of the Company's knowledge, none of such persons, has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, directors or stockholders of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No Related Party nor any member of the immediate family of any Related Party is directly or indirectly interested in any material contract with the Company.

          2.22    Financial Statements; Material Liabilities.    The Company has delivered to the Investors true, correct and complete copies of its audited balance sheet, income statement and statement of cash flows at and for the year ended December 31, 2002 and its unaudited consolidated balance sheet, income statement and statement of cash flows as, at and for the 7—month period ended July 31, 2003 (collectively, the "Financial Statements"). The Financial Statements for the year ended December 31, 2003 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated. The Financial Statements fairly and accurately present the Company's financial position as of each such date and the results of operations and changes in its financial position for the applicable period ended. Except as otherwise disclosed in the Disclosure Schedule or the Financial Statements, the Company has no material liability or obligation, absolute or contingent (individually or in the aggregate), other than (i) liabilities incurred after July 31, 2003, in the ordinary course of business, that are not material, individually or in the aggregate, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

          2.23    Absence of Changes.    Except as set forth in the Disclosure Schedule and as contemplated by this Agreement, since July 31, 2003, (a) the Company has not entered into any transaction which was not in the ordinary course of business, (b) there has been no adverse change in the condition (financial or otherwise) of the business, property, assets, liabilities or prospects of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse, (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) adversely affecting the assets, financial condition, operating results, business or operations of the Company, (d) the Company has not declared or paid any dividend or made any distribution on its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock, (e) the Company has not changed any compensation arrangement or agreement with any of its key employees or officers, or changed the rate of pay of its employees as a group, (f) the Company has not changed or amended any material contract by which the Company or any of its assets is bound or subject, (g) there has been no resignation or termination of employment of any key officer or service provider of the Company and the Company does not know of any impending resignation or termination of employment of any such officer or service provider that if consummated would have an adverse effect on the business of the Company, (h) there has not been any sale, assignment or transfer of any material assets, intangible or otherwise, (i) there has been no mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets, (j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than expense advances, options and other advances made in the ordinary course of its business, (k) there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business prospects of the Company, or (l) there has been no written agreement or commitment by the Company to do any of the things described above.

          2.24    Agreements; Action

          (a)   Except as set forth in Section 2.24(a) of the Disclosure Schedule and for agreements contemplated hereby and by the Investors' Rights Agreement, there are no material agreements between the Company and any of its officers, directors, affiliates or any affiliate thereof.

          (b)   Except as set forth herein, in Section 2.24(b) of the Disclosure Schedule or as explicitly contemplated hereby and by the Investors' Rights Agreement, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of $50,000 or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, except for off-the-shelf software, or (iii) provisions restricting (or materially adversely affecting) the development, manufacture or distribution of the Company's products or services.

          (c)   Except as set forth in the Disclosure Schedule, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities with outstanding balances individually in excess of $15,000 or in excess of $30,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (d)   For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (e)   The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws, that materially adversely affects its business as now conducted, its properties or its financial condition.

          2.25    Qualified Small Business.    The Company represents and warrants to the Investors that as of the date of the Closing, the Company is a "qualified small business" within the meaning of Section 1202(d) of the Internal Revenue Code of 1986, as amended (the "Code") as of the date hereof and the shares of Series D Preferred Stock sold hereunder is "qualified small business stock" as defined in Section 1202(c) of the Code as of the date hereof. The Company further represents and warrants that, as of the date hereof, it meets the "active business requirement" of Section 1202(e) of the Code, and it has made no "significant redemptions" within the meaning of Section 1202(c)(3)(B) of the Code.

          2.26    Significant Customers and Suppliers.    No major wireless carrier that was significant to the Company during the period covered by the Financial Statements or that has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be, and the Company has no knowledge that any major wireless carrier intends to take any of the foregoing actions.

          2.27    Representations related to Jeux Hexacto Inc.    To the Company's knowledge, the representations and warranties of Jeux Hexacto Inc. and Alexandre Taillefer set forth in the asset purchase agreement among JAMDAT Mobile (Canada Holdings) Inc., JAMDAT Mobile (Canada) ULC, Jeux Hexacto Inc. (collectively, the "Canadian Subsidiaries") and Alexandre Taillefer (the "Asset Purchase Agreement," a complete, true and correct copy of which has been delivered to the Investors) were true and correct in all material respects as of May 15, 2003 (the date of execution of the Asset Purchase Agreement) and as of July 3, 2003 (the date of closing of the asset purchase transaction). To the knowledge of the Company, no event has occurred that would render such representations and warranties untrue as of the date hereof where such falsity or inaccuracy would cause a material adverse effect on the Company or the Canadian Subsidiaries. The Canadian Subsidiaries were formed for the purpose of the asset purchase transaction and prior to such transaction, the Canadian Subsidiaries did not conduct business and had no employees or contracts. To the best of the Company's and the Canadian Subsidiaries' knowledge, the conduct of the business of the Canadian Subsidiaries, including the development of products and technology does not currently infringe or otherwise violate any intellectual or industrial property rights of any third party, and neither the Company, nor any Canadian Subsidiary, is aware of any basis for any such claim. Each employee and officer of, and consultant to, the Canadian Subsidiaries has executed an Inventions Assignment and Confidentiality Agreement or Consulting Agreement (containing an inventions assignment and confidentiality agreement), as applicable, in substantially the form made available to the Investors. The Company is not aware that any of its employees, officers or consultants is in violation thereof. Each employee-inventor has assigned his or her rights to the applicable Subsidiary on all inventions, pending patent applications and patents issued and other intellectual property rights created or developed by such employee-inventor that are related to the business of the Subsidiary. Except as to the seven employees listed on the Disclosure Schedule, the employment of each officer and employee of the Canadian Subsidiaries is terminable at will subject to applicable statutory and contractual notice requirements. The Canadian Subsidiaries do not have any collective bargaining agreements covering any of their employees. The Company is not aware of any key employee of the Canadian Subsidiaries who has any plans to terminate his or her employment with the Canadian Subsidiaries nor does the Company have a present intention to terminate the employment of any employee of the Canadian Subsidiaries. To the Company's knowledge, the Canadian Subsidiaries have complied with all applicable Canadian provincial and federal laws relating to employment. To the Company's knowledge, the Canadian Subsidiaries have paid when due all wages, salaries, commissions, bonuses, benefits and other compensation due to all employees and service providers and there is no existing or, to the Company's knowledge, threatened claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits.

        3.    Representations and Warranties of the Investors.    Each Investor hereby severally and not jointly represents and warrants to the Company that the following statements are true and correct as of the date hereof:

          3.1    Authorization.    Such Investor has full power and authority to enter into this Agreement and the Investors' Rights Agreement and this Agreement constitutes, and at the Closing, the Investors' Rights Agreement will constitute, valid and legally binding obligations of such Investor, enforceable in accordance with their respective terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally, (ii) as limited by general principles of equity including concepts of materiality, reasonableness, good faith and fair dealing and by the possible unavailability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

          3.2    Purchase for Own Account.    The securities to be purchased by such Investor hereunder are being acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Such Investor has no present intention of selling, granting any participation in, or otherwise distributing such securities. Such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to such securities, provided that the disposition by such Investor of its property shall at all times be within its control. To the extent such Investor is a legal entity, such Investor has not been organized for the purpose of acquiring the securities to be purchased hereunder.

          3.3    Disclosure of Information.    Such Investor has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the securities to be purchased hereunder. Such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of such securities and the business, properties, prospects and financial condition of the Company.

          3.4    Investment Experience.    Such Investor is an investor in securities of companies in the development stage, is able to bear the economic risk of this investment and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the securities to be purchased hereunder. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the securities to be purchased hereunder.

          3.5    Accredited Investor.    Such Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act, as presently in effect.

          3.6    Restricted Securities.    Such Investor understands that the securities to be purchased are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Such Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act as presently in effect and understands the resale limitations imposed thereby and by the Act.

          3.7    Legends.    Each Investor understands that the certificates evidencing the securities to be purchased hereunder shall have endorsed upon them a legend substantially as follows:

    "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH SUCH ACT AND ALL APPLICABLE SECURITIES LAWS."

        4.    Conditions to Investors' Obligations at Closing.    The obligations of each Investor to participate in the Closing are subject to the fulfillment on or before the Closing of each of the following conditions (or waiver by such Investor of any condition that is not so fulfilled):

          4.1    Representations and Warranties.    The representations and warranties of the Company contained in Section 2 hereof shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          4.2    Performance.    The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing. Without limiting the generality of the foregoing, the Company shall have filed the Restated Certificate with the Secretary of State of the State of Delaware as required by Section 1.1.

          4.3    Compliance Certificate.    The Company shall deliver to the Investors a certificate signed by an officer of the Company stating that the conditions specified in the foregoing Sections 4.1(a) and 4.1(b) have been fulfilled.

          4.4    Investors' Rights Agreement; Voting Agreement.    The Company and each Investor shall have executed and delivered (i) the Investors' Rights Agreement in substantially the form attached hereto as Exhibit B and (ii) the Voting Agreement.

          4.5    Opinion of Company Counsel.    The Investors shall have received from Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, an opinion dated as of the Closing in the form attached as Exhibit D.

          4.6    Delivery of Certificates.    The Investors shall have received the stock certificates representing the shares of Series D Preferred Stock to be purchased at the Closing.

          4.7    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          4.8    Board of Directors.    The Company shall have taken all necessary corporate action such that immediately following the Closing, the number of directors constituting the full Board of Directors shall be fixed at five (5) members, and the directors of the Company shall be (i) Mitch Lasky, (ii) Paul Vais, (iii) Bill Gurley and (iv) there shall be two vacancies. Qualcomm Incorporated shall nominate one director after the Closing, and the remaining director shall be nominated by a majority of the other four directors after the Closing.

          4.9    Increase in Employee Stock Plan.    The Company shall have increased the number of shares reserved under the Plan by 1,325,000 shares to an aggregate of 11,877,550 shares.

          4.10    Director Indemnification Agreement.    The Company shall have entered into an Indemnification Agreement with Bill Gurley in a form reasonably acceptable to the Investors.

          4.11    Management Rights Letter.    A Management Rights letter substantially in the form attached hereto as Exhibit E shall have been executed by the Company and delivered to each Investor.

          4.12    Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and each Investor shall have received all counterpart originals and certified or other copies of such documents as it may reasonably request. Such documents shall include (but not be limited to) the following:

            (a)    Certified Charter Documents.    A copy of the Restated Certificate and the Bylaws of the Company (as amended through the date of the Closing), certified by the Secretary of the Company as true and correct copies thereof as of the Closing.

            (b)    Secretary's Incumbency Certificate.    A certificate of the Secretary or other officer of the Company certifying the names of the officers of the company authorized to sign this Agreement, the certificates for the Series D Preferred Stock and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.

            (c)    Corporate Actions.    A copy of the resolutions of the Board of Directors and, if required, the stockholders of the Company approving the Restated Certificate, this Agreement, the Voting Agreement, the Investors' Rights Agreement and the other matters contemplated hereby, certified by the Secretary of the Company to be true, complete and correct.

            (d)    Good Standing Certificates.    Good standing certificates and applicable tax certificates issued by the Delaware Secretary of State and California Secretary of State dated within 10 days of the Closing with applicable "bring-down" certificates dated as of the date hereof.

        5.    Conditions to the Company's Obligations at Closing.    The obligations of the Company under this Agreement are subject to the fulfillment on or before Closing, of each of the following conditions (or the waiver by the Company of any condition that is not so fulfilled):

          5.1    Representations and Warranties.    The representations and warranties of each Investor contained in Section 3 shall be true and correct at the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2    Payment of Purchase Price.    Each Investor shall have delivered the applicable purchase price for the securities to be purchased by such Investor at the Closing.

          5.3    Investors' Rights Agreement; Voting Agreement.    The Company and each Investor shall have executed and delivered (ii) the Investors' Rights Agreement in substantially the form attached hereto as Exhibit B and the Voting Agreement.

          5.4    Authorizations.    The Company shall have obtained from its stockholders all of the waivers, authorizations, approvals and consents needed to consummate the transaction contemplated by this Agreement, including, without limitation, the filing of the Restated Certificate, the amendment of the Plan, the issuance and sale of the Series D Preferred Stock, and the execution and delivery of the Investors' Rights Agreement and the Voting Agreement.

          5.5    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series D Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

        6.    Miscellaneous

          6.1    Notice of Breaches; Updating of Schedules.    From and after the date of this Agreement and through the Closing, each party shall notify the other party of (i) any material changes that may be required to the representations and warranties contained herein (including any required changes in the Schedules attached hereto) to make such representations and warranties true and correct in light of any change in fact or circumstances and (ii) any breaches of any such representations or warranties. Provision of notice shall not, however, limit any party's liability for any breach of any warranty nor shall such amendment or correction to any representation or warranty have the effect of amending such representation or warranty for the purposes of satisfying the Closing condition set forth in Section 4.1; provided, however, that if the Investors elect to proceed with the Closing having received notice of any such amendment or correction of any such representation or warranty, such representation or warranty shall be deemed to be so amended or corrected concurrently with the Closing for the purposes of any subsequent claims based on the alleged breach of such representation or warranty.

          6.2    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. The Investors may assign some or all of the rights hereunder, provided, however, that any such assignment shall not release the Investor from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption. The Company may not assign its rights, obligations or liabilities under this Agreement without the written consent of the holders of a majority of the outstanding Series D Preferred Stock.

          6.3    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.4    Governing Law.    This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code (or any similar such provision)) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

          6.5    Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature page delivered by facsimile or telecopy machine shall be binding to the same extent as an original.

          6.6    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.7    Notices.    Any notice under this Agreement shall be in writing and any written notice or other document shall be deemed to have been given: (i) on the date of personal service of the parties, (ii) on the third business day after mailing, if the document is mailed by registered mail, (iii) one day after being sent by a professional or overnight courier of national reputation, or (iv) on the date of transmission if sent by telecopy or other means of electronic transmission, with receipt confirmed. Any such notice shall be delivered or addressed to the Company at the address set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirements of this section shall not defeat the effectiveness of notice actually received by the addressee.

  If to the Company:

    JAMDAT Mobile Inc.
    3415 S. Sepulveda Blvd., Suite 500
    Los Angeles, California 90034
    Facsimile: (310) 636-3103
    Attn: Craig S. Gatarz, Esq.
    Chief Operating Officer and General Counsel

  with a copy to:

    Sheppard, Mullin, Richter & Hampton LLP
    800 Anacapa Street
    Santa Barbara, California 93101
    Facsimile: (805) 568-1955
    Attn: C. Thomas Hopkins, Esq.

  If to an Investor:

    At the address set forth under each such Investor's name the signature page hereto.

  with a copy to:

    Gunderson Dettmer
    155 Constitution Drive
    Menlo Park, California 94025
    Fax: (650) 321-2800
    Attn: Brett A. Pletcher, Esq.

          6.8    Finder's Fee.    Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          6.9    Expenses; Attorneys' Fees.    Each party shall pay its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement, provided, however, that at the Closing, the Company shall reimburse the reasonable fees, expenses and disbursements of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, special counsel for the investors, in an amount not to exceed $30,000 in the aggregate. Each Investor acknowledges that payment of such fees by the Company raises a potential conflict of interest and hereby consents to the payment arrangement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Investors' Rights Agreement, the Voting Agreement, the Restated Certificate, or any other agreement or document contemplated hereby or thereby, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party is entitled.

          6.10    Amendments.    This Agreement may be amended only with the written consent of the Company and the holders of a majority of the voting power of the Series D Preferred Stock then outstanding, treated as a single class. Any amendment effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

          6.11    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          6.12    Entire Agreement.    This Agreement and the other agreements and documents referred to herein (including the Exhibits and Schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner with respect to the subject matter hereof by any representations, warranties or covenants except as specifically set forth herein or therein.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Series D Preferred Stock Purchase Agreement to be duly executed as of the date first above written.

COMPANY:
JAMDAT MOBILE INC., a Delaware corporation
By:	/s/ MITCH LASKY Printed Name: Title:
INVESTORS:

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders' Fund IV, L.P.
Benchmark Founders' Fund IV-A, L.P.
Benchmark Founders' Fund IV-B, L.P.
and related individuals
By:	Benchmark Capital Management Co. IV, L.L.C., its general partner
By: /s/ STEVEN SPURLOCK
Name: Steven Spurlock
Title:
Address:
2480 Sand Hill Road Menlo Park, CA 94025
With a copy to:
Gunderson Dettmer Attention: Brett A. Pletcher 155 Constitution Drive Menlo Park, CA 94025 Phone: (650) 463-5341 Fax: (650) 321-2800

[SIGNATURE PAGE TO SERIES D
PREFERRED STOCK PURCHASE AGREEMENT]

SCHEDULE 1

INVESTORS

Investor	Total Number of Shares of Series D Preferred Stock	Total Dollar Commitment for Shares of Series D Preferred Stock
Benchmark Capital Partners IV, LP	7,534,247	$11,000,000.62

Total	7,534,247	$11,000,000.62

SCHEDULE 2

DISCLOSURE SCHEDULE

EXHIBIT A

Form of Restated Certificate of Incorporation

EXHIBIT B

Form of Investors' Rights Agreement

EXHIBIT C

Form of Voting Agreement

EXHIBIT D

Form of Opinion of Company Counsel

EXHIBIT E

Form of Management Rights Letter

QuickLinks

JAMDAT MOBILE INC. SERIES D PREFERRED STOCK PURCHASE AGREEMENT October 24, 2003
TABLE OF CONTENTS
List of Schedules
List of Exhibits
SERIES D PREFERRED STOCK PURCHASE AGREEMENT
SCHEDULE 1 INVESTORS
SCHEDULE 2 DISCLOSURE SCHEDULE
EXHIBIT A Form of Restated Certificate of Incorporation
EXHIBIT B Form of Investors' Rights Agreement
EXHIBIT C Form of Voting Agreement
EXHIBIT D Form of Opinion of Company Counsel
EXHIBIT E Form of Management Rights Letter